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Exhibit 12


Computation of Ratio of Earnings to Fixed Charges

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Year Ended December 31 (Dollars in Millions)                               1996        1995         1994        1993        1992
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
Earnings
 1. Net income from continuing operations before cumulative effect      $  739.8    $  568.1     $  313.5    $  360.7     $  213.0
 2. Applicable income taxes                                                454.8       334.3        191.8       198.6        115.7
                                                                      --------------------------------------------------------------
 3. Income before taxes (1 + 2)                                         $1,194.6    $  902.4     $  505.3    $  559.3     $  328.7
                                                                      --------------------------------------------------------------
 4. Fixed charges:
    a. Interest expense excluding interest on deposits                  $  447.8    $  398.3     $  271.4    $  148.0     $  155.4
    b. Portion of rents representative of interest and amortization
       of debt expense                                                      29.2        29.0         30.2        34.8         36.7
                                                                      --------------------------------------------------------------
    c. Fixed charges excluding interest on deposits (4a + 4b)              477.0       427.3        301.6       182.8        192.1
    d. Interest on deposits                                                673.1       706.7        597.3       648.3        797.7
                                                                      --------------------------------------------------------------
    e. Fixed charges including interest on deposits (4c + 4d)           $1,150.1    $1,134.0     $  898.9    $  831.1     $  989.8
                                                                      --------------------------------------------------------------
  5. Amortization of interest capitalized                               $     --    $     --     $     --    $     --     $     .3
  6. Earnings excluding interest on deposits (3 + 4c + 5)                1,671.6     1,329.7        806.9       742.1        521.1
  7. Earnings including interest on deposits (3 + 4e + 5)                2,344.7     2,036.4      1,404.2     1,390.4      1,318.8
  8. Fixed charges excluding interest on deposits (4c)                     477.0       427.3        301.6       182.8        192.1
  9. Fixed charges including interest on deposits (4e)                   1,150.1     1,134.0        898.9       831.1        989.8

Ratio of Earnings to Fixed Charges
10. Excluding interest on deposits (line 6 / line 8)                        3.50        3.11         2.68        4.06         2.71
11. Including interest on deposits (line 7 / line 9)                        2.04        1.80         1.56        1.67         1.33
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